1 MANUAL FOR THE MANAGEMENT OF MARKET-RELEVANT INFORMATION LATAM MARKET AIRLINES GROUP S.A. Hereby, LATAM AIRLINES GROUP S.A. (“LATAM" or the "Company") comes in updating and approving the Manual for the Management of Market-Relevant Information ("Manual"), in compliance with the provisions of General Standard No. 270 of 2010 of the Financial Market Commission ("CMF”). This update of the Manual was approved at a meeting of the Company's Board of Directors on January, 15th, 2025, and is published on the Company's website (www.latam.com) and available at the Company's administration offices and at the CMF. 1. Corporate Body responsible for the Manual The LATAM Board of Directors will be the entity responsible for establishing the provisions of the Manual, as well as for determining and agreeing on modifications and alterations to it from time to time. 2. Compliance It will be the responsibility of the Legal Vice President to ensure compliance with the guidelines contained in this Manual. 3. Transaction Policy Without prejudice to the restrictions, limitations and prohibitions established in Sections 4 and 5 below of this Manual, in the regulations of the CMF, and in Law No. 18,045 on the Securities Market (hereinafter, the “LMV"), Interested Persons (as this term is defined below) may acquire or dispose of (i) securities of the Company (including, without limitation, shares issued by LATAM or American Depositary Shares representatives of said actions); and/or (ii) contracts or securities whose price or result depends or is conditioned, in whole or in significant part, to the variation or evolution of the price of the securities referred to in literal (i) above (hereinafter, the instruments referred to in paragraphs (i) and (ii) above will be referred to as “Company Values"), provided that when carrying out such transactions, (y) the applicable laws and regulations are fully complied with, especially the LMV and (z) the guidelines contemplated in this Manual. For the purposes of this Manual, “Interested People” (i) the directors, managers, administrators and Senior Executives of LATAM. For these purposes, it is understood as “Senior Executives” those executives of the Company who report directly to the general manager of LATAM and who participate in strategic decisions of the Company; (ii) those persons who, due to their position, position, activity or relationship, have access to Confidential Information of the Company, its businesses or the Company's Securities; and (iii) entities controlled directly or indirectly (through third parties), by one or more of the persons indicated in paragraphs (i) and (ii) above. For these purposes, “Confidential Information of the Company” includes the information indicated below, to the extent that it has not been disclosed to the market: (i) information that is essential in

2 nature, that is, that which a reasonable man would consider important for his investment decisions; (ii) information of interest, that is, information that, without being considered essential information, is useful for an adequate financial analysis of the Company, the Company's Securities or their offer; and (iii) information whose knowledge, due to its nature, is capable of influencing the price of securities issued by the Company. 4. Disclosure Criteria for Transactions with Company Securities Notwithstanding the generality of the provisions of Section 3 above, for the purposes of the provisions of Article 20 of the LMV, any related person of the Company (including without limitation an Interested Person to the extent that they qualify as such) must inform LATAM of the completion of the transactions referred to in Section 3 with respect to shares issued by the Company as soon as it acquires or disposes of said shares. The information provided must at least include the information indicated in the Annex I of this Manual. The Company, for its part, will keep a confidential record of the transactions communicated to it for this purpose. Additionally, the following information obligations are remembered: i. Persons who find themselves in any of the situations described in article 12 of the LMV (including without limitation an Interested Person to the extent that they qualify in any of said situations) must promptly inform the CMF and the stock exchanges, the transactions carried out in Company Securities. The above, in accordance with the provisions of General Standard No. 269 of the CMF (“NCG 269"), whose rules are expressly reproduced in this Manual. ii. the subjects bound by Circular No. 670 of the CMF (the “Circular 670"), must inform the CMF and the stock exchanges of the purchases, sales and exercises of preferential subscription rights for shares issued by LATAM in accordance with the provisions of Circular 670, the rules of which are also expressly reproduced. iii. The directors, managers, administrators and Main Executives of LATAM, as well as the entities controlled directly by them or through third parties, must inform the stock exchanges in which LATAM is registered, their position in Company Securities and its position in securities of the entities of the business group of which it is a part within the third business day when the indicated persons assume the position or when they are incorporated into the public registry indicated in article 68 of the LMV, when they leave the position or are removed of said record, as well as every time said position is modified significantly. The above, in the terms and conditions established in article 17 of the LMV; and (z) they must report to the general manager of LATAM, on a monthly and confidential basis, their position in the securities of the Company's most relevant suppliers, clients and competitors. For the purposes of determining the persons affected by the information duties provided for in NCG 269 and Circular 670, the Legal Vice President of the Company will keep an updated list of the shareholders obliged to report and the administrators obliged to report, according to these concepts are defined in NCG 269 (the “List of Persons Obliged to Report"). Within the

3 first fifteen (15) business days of March of each year, the Legal Vice President will send a statement (the “Announcement") by email to the List of Persons Obliged to Inform, instructing about the information duties that fall on LATAM and on each of the people included in such list, in accordance with NCG 269, Circular 670 and article 12 of the LMV. Without prejudice to the above, when a person is incorporated into the List of Persons Obligated to Report, they will be promptly informed of their duties and obligations under this Manual. For the purposes of sending the Communiqué, an informative or instructive document will be used in terms substantially similar to those provided in the Annex II of this Manual. It will be the obligation of the people included in the List of Persons Obligated to Report to communicate to their related third parties those provisions of NCG 269 and Circular 670 that may be applicable to them. 5. Lock-up Periods and Related Procedures i. General Principle: In accordance with the provisions of article 165 of the LMV, any person who, due to their position, position, activity or relationship, has access to Company´s Confidential Information that is, referring to LATAM, its businesses or to one or several securities issued by it, not disclosed to the market and whose knowledge, by its nature, is capable of influencing the price of the securities issued, (i) must maintain strict confidentiality; (ii) may not use it for its own benefit or that of others, nor acquire or dispose of for himself or for third parties, directly or through other people, the securities about which he has privileged information; and (iii) shall ensure that the aforementioned actions do not occur through subordinates or trusted third parties. Likewise, any person in possession of privileged information about LATAM (y) shall not use such information in any transaction, whether by acquiring or transferring, on their own behalf or on behalf of another, directly or indirectly, the securities to which the information pertains, or by canceling or modifying an order related to such securities; and (z) shall refrain from disclosing such information to third parties or recommending the purchase or sale of the aforementioned securities." ii. Lock-up Periods: In order to prevent the use of privileged information and/or Confidential Information of the Company in transactions on Company Securities, it has been determined to establish the lock-up periods indicated below: a. General Lock-up Period: Interested Persons, as well as their spouses, cohabitants and relatives up to the second degree of consanguinity or affinity, may not carry out transactions in Company Securities within 30 days prior to the disclosure of the quarterly or annual financial statements of LATAM (the "General Lock-up Period"). In accordance with the provisions of article 16 of the LMV, the Company will previously publish the date on which it will disclose its financial statements, at least 30 days in advance of said disclosure. b. Special Lock-up Periods: - Additionally, persons (1) who have the status of Senior Financial Executive, as

4 this term is defined below, and (2) who participate in the process of preparation and preparation of the quarterly and annual financial statements, must refrain from carrying out transactions on Company Securities from the closing date of each calendar quarter and until the date on which the quarterly or annual financial statements (as applicable) are made known to the public and the CMF. - Interested Persons who are aware of essential information about the Company (as this term is defined in article 9, paragraph 2 of the LMV), must refrain from carrying out transactions in the Company's Securities from the moment they become aware of such information same until 24:00 hours of the stock market business day following the one in which LATAM communicates it as an 'essential fact' to the market. - Interested Persons who are aware of essential information that has been classified as confidential under the terms of article 10 of the LMV, must refrain from carrying out transactions in the Company's Securities from the moment they become aware of such information same until 24:00 hours of the stock market business day following the one in which (y) LATAM communicates it as an 'essential fact' to the market; or (z) the reasons that motivated the reservation have ceased. Hereinafter, the special lock-up periods contained in this literal b. will be referred to as the “Special Lock-up Periods”, and together with the General Lock-up Period, the “Lock-up Periods”. iii. Exceptions to Lock-up Periods: The following cases are exempt from the application of the Lock-up Periods: a. The exercise of pre-emptive subscription rights for LATAM shares exercised by the holder within these periods, whether said rights come from a single pre-emptive option period or from two or more successive periods; and b. The exercise of subscription options for the purchase or subscription of LATAM shares exercised by the holder within these periods, which emanate from workers' compensation plans implemented in accordance with the provisions of Law No. 18,046 on Public Limited Companies. iv. Related Procedures: In accordance with the provisions of CMF Circular No. 1,003, LATAM has the duty to send a payroll to the CMF (and keep said payroll updated) of the directors, administrators, liquidators, managers, assistant managers, and in general, of any person who, in the opinion of LATAM, due to their position or position, has access to relevant information about the Company and/or its businesses (the “List of Executives”). In order to reinforce compliance by said persons with the obligations provided for in Title XXI of the LMV regarding Inside Information, during the month of January of

5 each year, the Legal Vice President of the Company will send an information to the persons included in the List of Executives, in terms substantially similar to those provided in the Annex III of this Manual. 6. Mechanisms for continuous dissemination of information of interest LATAM uses as its main mechanism the continuous dissemination of all information of interest, as defined by literal C of number 2.2 of Section II of General Standard No. 30 of the CMF (“NCG 30"), your website (www.latam.com). 7. Safeguarding Mechanisms for Confidential Information i. Code Ethics for Senior Financial Executives: LATAM has a Code of Ethics for Senior Financial Executives, according to which and among other duties, such executives are obliged to maintain the confidentiality of confidential information acquired in the performance of their positions or functions. It is noted that this Code of Ethics is part of the employment contract of these executives. For the purposes of this Manual, “Senior Financial Executive”, the Executive Vice President, the General Manager, the Vice President of Corporate Finance, the Corporate Finance Manager, the Corporate Comptroller Manager, the Tax Manager, the Audit Manager, the Deputy Accounting Manager, the Investor Relations Manager, the Deputy Manager of Financial Planning, the Legal Vice President, the legal managers, and any other person who performs similar functions. ii. Code of Conduct: In accordance with the LATAM Code of Conduct, all employees must comply with the duties of confidentiality and safeguarding of confidential information. iii. Executive Confidentiality Agreement: All executives who are part of the List of Executives must sign a confidentiality agreement in terms substantially similar to the format provided in the Annex IV of this Manual. Pursuant to said confidentiality agreement, such executives will be subject to a permanent duty of confidentiality regarding the information to which they may have access due to or on the occasion of the business, operations and activity of LATAM and the companies that are part of it. business group. The above, unless the confidentiality obligations are already reflected in the respective employment contract. iv. Safeguards for Confidential Information: In accordance with the provisions of letter B of section 2.2 of section II of NCG 30, with respect to the information that is declared by the Board of Directors as confidential, we will proceed to (i) prepare a list of the people with access to said confidential information (the “Restricted Persons List"), and (ii) demand the signing of the confidentiality agreement referred to in section iii. that precedes the people included in said List of Restricted Persons and who have not already signed said agreement. The above, unless the confidentiality obligations are already reflected in the respective employment contract or service provision contract.

6 8. Spokespersons The official spokespersons for LATAM will be the following: i. Regarding regulators and supervisory authorities, the official spokesperson for LATAM will be the President of the Board of Directors, the Executive Vice President and/or the General Manager. ii. In front of investors, the official spokesperson will be the Vice President of Finance. iii. In relation to the media, the official spokesperson will be the Director of Corporate Relations. It is hereby noted that LATAM will abstain to comment, clarify or specify the information referring to the activities, businesses or operations of the Company that is published or disseminated by national or foreign media. The above, unless required by the CMF or determined by the LATAM Board of Directors. 9. Internal Dissemination Rules This Manual will be available on the LATAM website (www.latam.com) and on your employee intranet. The Legal Vice President will have the obligation to timely send the instructions and information provided in Sections 4 and 5 of this Manual. It will be the responsibility of the Legal Vice President to keep the lists of people affected by said instructions and information duly updated, including their respective emails for the purposes of dissemination and/or sending. The foregoing, without prejudice to other dissemination activities such as presentations at extended meetings and similar, and the delivery of a copy of this Manual that must be given to every new employee who joins LATAM. 10. Sanctions and Conflict Resolutions Violation of the rules and guidelines provided for in this Manual, as well as the policies and regulations that apply in each LATAM unit, may give rise to the imposition of disciplinary measures, including the immediate termination of the employment relationship and/or the complaint. of the violation before the corresponding authority. Likewise, the violation of these rules and guidelines as well as the rules provided for in the LMV and the Public Limited Companies Law, as well as the regulations of the Financial Market Commission or the Securities and Exchange Commission, depending on the case, may eventually be considered a violation of the law, which may imply the application of administrative, civil and/or criminal sanctions. Any doubt or difficulty that may arise due to the application, compliance or interpretation of this Manual or for any other reason related to it, must be reported to the Legal Vice President, who in turn will inform the Board of Directors of the Company in the immediately following session. to

7 the date on which said doubt or difficulty occurs, so that the Board of Directors can adopt the corresponding measures in order to put an end to said doubt or difficulty. 11. Validity This update to the Manual, which was approved at a meeting of the Company's Board of Directors on January, 15th, 2025, will come into effect on the first day of February, 2025. Santiago, January, 2025.-

8 ANNEX I TRANSACTION INFORMATION In order for LATAM to be able to comply with its obligation to inform CMF and the stock exchanges of the acquisitions and disposals of its shares carried out by its related parties, they must deliver to the company all the information detailed in this Annex which must be brought to the attention of the Legal Vice Presidency, in writing, sent to the email address claudia.pavez@latam.com, as soon as the respective transaction has been completed and on the same day it occurs. 1. Identification of the related person who performed the operation: a. Single tax role. b. Names and surnames, or company name. In the case of a company, the relationship that exists with LATAM must also be reported. 2. Transaction details: a. Transaction date: day, month and year in which the transaction was made. b. Transaction communication date: day, month and year in which the transaction was reported to LATAM. c. Type of transaction: type of transaction carried out, such as purchase and sale of securities, subscription of shares of a new issue, acquisition or sale of securities by payment, donation or any other act through which ownership of securities is acquired or transferred. . d. Type of value: it is necessary to indicate the type of the value traded (e.g., LATAM share). e. Series: indicate the series of the instrument object of the transaction, if applicable. f. Number of units traded: number of nominal units traded. g. Unit price: unit price or rate, weighted average, at which the transaction was made. h. Total transaction amount: total amount in pesos of the transaction. i. Final percentage obtained after the operation: the approximate percentage that represents the participation of the person who carried out the transaction in the capital of LATAM. j. Observations: free text field to indicate any relevant observation.

9 ANNEX II INSTRUCTIVE The LMV establishes the information obligation that certain people must observe due to their ownership relationship, their position or position with respect to an entity supervised by the CMF. In particular: i. Persons who, directly or through other natural or legal persons, own 10% or more of the capital of LATAM, or who, due to an acquisition of shares, have such percentage; and ii. The directors, liquidators, main executives, administrators and managers of LATAM, regardless of the number of shares they own, directly or through other natural or legal persons, They must inform the CMF and each of the stock exchanges in the country in which LATAM has securities registered for trading: i. at the latest the day after the operation has materialized, any acquisition or disposal of (i) securities of the Company (including without limitation, shares issued by LATAM or American Depositary Shares); and/or (ii) contracts or securities whose price or result depends or is conditioned, in whole or in significant part, to the variation or evolution of the price of the securities referred to in literal (i) above; and ii. at the latest on the fifth business day following the day on which the operation materialized, all purchases, sales and exercises of preferential subscription rights for shares issued by LATAM. In the case of natural persons, they must also report acquisitions or disposals of Company Securities carried out by their spouse if they are married in a conjugal partnership regime, by their minor children, or by the people over whom they exercise guardianship, curatorship or representation by legal or judicial provision, as well as those carried out by the legal entities in which they themselves, their spouse if married in a conjugal partnership regime, their minor children, or the people over whom they exercise guardianship, curatorship or representation by legal or judicial provision, possess the character of administrators, partners or controlling shareholders, who do not themselves have the obligation to report. Legal entities will have the same obligation with respect to operations carried out by entities in which they have the status of partners or controlling shareholders, which do not themselves have the obligation to report. Any person who, alone or with others with whom they have a joint action agreement, can designate at least one director or owns 10% or more of the subscribed capital of LATAM will also be considered within the concept of a shareholder obliged to inform.

10 Said information must be sent to the CMF through the technological means indicated in General Standard No. 269 of the CMF. Notwithstanding the foregoing, it is necessary to remember that both LATAM employees and any person who, due to their position, position, activity or relationship with LATAM or with persons with respect to whom it is presumed to have privileged information, to the extent who have privileged information of LATAM, (i) shall maintain strict confidentiality; (ii) shall not use such information for personal or third-party benefit, nor acquire or dispose of, for themselves or others, directly or through intermediaries, securities about which they possess insider information; and (iii) shall ensure that the aforementioned actions are not carried out by subordinates or trusted third parties. Furthermore, any person in possession of insider information about LATAM (y) shall not use such information in any transaction, whether by acquiring or transferring, on their own behalf or on behalf of another, directly or indirectly, the securities to which the information pertains, or by canceling or modifying an order related to such securities; and (z) shall refrain from disclosing such information to third parties or recommending the acquisition or disposal of the mentioned securities. Finally, in the event that any of the recipients of these instructions carry out any of the aforementioned transactions, they must contact the Legal Vice Presidency, through the lawyer Claudia Pavez (claudia.pavez@latam.com - +5622-5658059).

11 ANNEX III INFORMATIVE MEMORANDUM ON OBLIGATIONS REGARDING PRIVILEGED INFORMATION This information is addressed to the directors, administrators, liquidators, managers, assistant managers, and in general, to any person who, in the opinion of LATAM Airlines Group S.A. (“LATAM") due to their position or position has access to relevant information about the Company and/or its businesses. For these purposes, it is necessary to highlight that in accordance with the provisions of article 165 of the LMV, any person who, due to their position, position, activity or relationship with LATAM or with the people with respect to whom they are presumed to have information privileged, possesses privileged information, that is, referring to LATAM, its businesses or one or more values for it issued, not disclosed to the market and whose knowledge, by its nature, is capable of influencing the price of the securities issued, (i) shall maintain strict confidentiality; (ii) shall not use such information for personal or third-party benefit, nor acquire or dispose of, for themselves or others, directly or through intermediaries, securities about which they possess insider information; and (iii) shall ensure that the aforementioned actions are not carried out by subordinates or trusted third parties. Furthermore, any person in possession of insider information about LATAM (y) shall not use such information in any transaction, whether by acquiring or transferring, on their own behalf or on behalf of another, directly or indirectly, the securities to which the information pertains, or by canceling or modifying an order related to such securities; and (z) shall refrain from disclosing such information to third parties or recommending the acquisition or disposal of the mentioned securities. It is noted that the violation of this duty of abstention may result in the application of custodial sentences, without prejudice to the civil and administrative sanctions that may apply according to law. Finally, in case of questions or doubts regarding compliance with these legal duties, we ask you to contact any of the lawyers of the LATAM Airlines Group S.A. Prosecutor's Office. Santiago, January, 2025.- Legal Vice Presidency LATAM Airlines Group S.A.

12 ANNEX IV EXECUTIVE CONFIDENTIALITY AGREEMENT 1. In consideration of the employment relationship I have with LATAM Airlines Group S.A. (the "Society"), I hereby undertake to keep under strict confidentiality and not to disclose to any third party, nor use for my own benefit or the benefit of any third party, any confidential, secret or reserved information, which is related to or refers to the Company. , its businesses, its employees, products, services, processes, systems, business plans, strategies, costs or any other information that is confidential, secret or reserved. 2. Likewise, I hereby undertake to keep under strict confidentiality and not use for my own benefit or that of any third party, the confidential, secret or reserved information, relating to employees, clients, suppliers or any other person or entity with which the Company has any relationship that involves confidentiality. 3. I will only communicate the information indicated in the preceding numbers to the employees or advisors of the Company who, due to their functions, absolutely require knowing such information to adequately perform the services they provide to the Company, and in the exclusive interest of the latter. 4. The confidentiality obligations established in the preceding numbers will remain in force for as long as the respective information is confidential, secret or reserved, even after my employment relationship with the Company has ended. 5. The disclosure of information referred to in paragraphs 1 and 2 above that is carried out in compliance with an order from any competent public authority based on any applicable legal provision will not be considered a violation of these obligations. However, in such case I am obliged to immediately inform the Company of the request of the relevant authority, prior to the disclosure of any information, except to the extent that such notice is prohibited by law (and for as long as such prohibition lasts). Likewise, in the case of mandatory disclosure, I will only communicate that information that is essential to adequately comply with the order of the competent authority, expressly and clearly stating to the latter the confidential, reserved or secret nature of the information in question. 6. Additionally, I hereby undertake to deliver to the Company, immediately upon termination of my employment relationship with it, all physical, electronic, magnetic or other media that may contain confidential, secret or reserved information referred to in sections 1 and 2 that precede, including without limitation, papers, floppy disks, compact discs (CD), digital video discs (DVD), access codes to servers, pen-drives, hard drives, etc. Name: C.N.I.: Date: Business: Accepted on behalf of LATAM Airlines Group S.A.

13 Name: C.N.I.: Date: Business: